Exhibit 99.2


Notes to Editors

                                    HomeSide

The National acquired HomeSide International Inc. on February 10, 1998 for US$1,227 million.

Business model

HomeSide is a mortgage service provider, servicing in excess of 2 million loans, in return for a fee. These fees represent a future source of income for HomeSide, the present value of which is calculated using valuation models and then booked as an asset on the balance sheet known as Mortgage Servicing Rights (`MSR'). This asset is amortized over its expected life.

Early repayment of loans will shorten the period over which HomeSide receives fees on the loans it services and may therefore impact the value of MSR. HomeSide hedges against this risk by utilizing the correlation between changes in the mortgage interest rates and the likelihood that borrowers will repay their loans early. This correlation relies on behavioral reactions to financial circumstances and is therefore not perfect. Sophisticated methods are used to predict these behavior changes. The recent historical low levels of mortgage rates in the US has increased the difficulty of predicting the likely rate of prepayment of mortgages.

Factors leading to impairment provisions
In the early part of 2001 a succession of cuts in official US interest rates and a rapid decline in mortgage rates which caused an increasing number of home-loan borrowers to refinance their mortgages, shrank the value of HomeSide's future income streams.

The rapidity of the decline in official rates led to uncertainty about the future direction of long-term rates and this lead to volatility in mortgage rates. HomeSide's hedging activities were not sufficiently effective in this environment and in July 2001 an impairment provision of US$450 million (A$568 million after tax) was required to bring the carrying value of MSR into line with the economic value calculated by HomeSide's internal models.

At that time a team of risk experts made recommendations regarding HomeSide's hedging structure and management, and Cohane Rafferty Securities were engaged to advise on strategic options for HomeSide, including valuing the business for sale.

In September, an incorrect interest rate assumption in the MSR valuation model was discovered, which had caused the model to understate HomeSide's sensitivity to interest rate movements, and overstate the value of its servicing rights, leaving the Group underhedged. The flaw in the model was rectified, however a further impairment provision was required totaling US$1.16 billion (A$2.191 billion) comprising:



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o  US$400 million resulting from the incorrect interest rate assumption
o US$760 million resulting from a change in the basis of valuing MSR to reflect the Board's decision to pursue a sale of HomeSide.

A decision was taken by the Board to pursue the sale of HomeSide and the goodwill associated with the investment amounting to US$590 million (A$858 million) was written off at this time.

Based on an assessment of the impairment loss arising from the incorrect rate assumption in the internal valuation model, US$389 million of the impairment loss was attributed to the half-year ended March 31, 2001 and the remainder has been attributed to the half year ended September 30, 2001.

Corrective actions

A number of corrective actions have since been taken to protect the Group's investment. A new executive management team has been appointed and expert support and resources have been enlisted. The business operations have stabilized and a recapitalization has been completed. The restructured hedges have performed effectively against recent interest rate movements and no further provisions against the value of MSR was required during the 2001 financial year. However markets remain volatile and no absolute predictions can be made with respect to future prepayment levels and other factors impacting MSR valuations.

The Board has commissioned an independent review into the events at HomeSide led by Chairman Charles Allen. Edward Herlihy, a senior partner at New York law firm Wachtel, Lipton, Rozen and Katz will lead the review and will be assisted as required by a team of independent experts from the United States and Australia including Cohane Rafferty Securities LLC and Blackrock Financial Services. The outcome of the review is expected in December.

The sale process is proceeding.